Exhibit 99.1

            ResCare Reports Third Quarter Results; Company
                Announces New Chief Financial Officer

    LOUISVILLE, Ky.--(BUSINESS WIRE)--November 2, 2005--ResCare (NASDAQ/NM:RSCR), the nation's leading provider of services to persons with developmental and other disabilities and people with special needs, today announced results for the third quarter and nine months ended September 30, 2005.
    Revenues for the third quarter of 2005 increased 9% over the prior year period to $279.4 million. Net income increased 35% to $7.6 million, versus $5.6 million in the prior-year period. Diluted earnings per share were $0.24 in the third quarter of 2005 compared with $0.18 per share for the same period in 2004.
    Ronald G. Geary, ResCare chairman, president and chief executive officer, said, "In the third quarter, our operations team faced incredible logistical challenges related to hurricanes, especially Hurricanes Katrina and Rita. Many of our employees suffered personal losses; however their commitment to the individuals we support was nothing short of heroic. For their support through these difficult times, I have never been more proud of our company."
    Mr. Geary added, "During the third quarter, we announced a tender offer for our 10.625% Senior Notes. This tender offer was completed on October 3, 2005, along with the completion of a restructuring of debt through a private placement of $150 million of 7.75% Senior Notes due October 15, 2013. In addition on October 3, 2005, the company amended and restated its senior secured credit facility, consisting of a $175 million revolver, which could be increased to $225 million at our option, and expires on October 3, 2010. The completion of these financing transactions substantially strengthens the balance sheet of our company. This is shown by the willingness of investors and lenders to invest in ResCare, which endorses our business plan and the strength of the company. In connection with the refinancing, during the fourth quarter of 2005, the company will record a pretax charge of approximately $12 million, or $0.25 per common share."
    During the refinancing, Moody's upgraded ResCare's corporate rating from B1 to Ba3. Standard and Poor's affirmed the corporate credit rating of B+, while increasing the outlook from stable to positive.
    In addition during the quarter, ResCare closed on the acquisition of six operations with combined expected annual revenues of approximately $9 million.
    "Also, I am very pleased to announce that David W. Miles has been named as our new Chief Financial Officer. David, who is a certified public accountant, has been a member of the ResCare family since 1998 and served as Vice President and Controller until he took over as interim Chief Financial Officer in February 2005. Prior to joining ResCare, he was with Ernst & Young LLP for 10 years. It speaks well for David and for ResCare that, after a national search, the most qualified candidate for our CFO position is a strong member of our own team. Please welcome David Miles and know he brings tremendous talent to the CFO position."
    In closing, Mr. Geary added, "We are pleased with our progress during the year and the recent third quarter. We have substantially more capital to put to work, there are great opportunities in the marketplace and there are many people who need our services. Of course, we will remain disciplined and measured in our approach, but under the circumstances, it is difficult not to be excited about our situation and the real advantage we have in the marketplace. We have a full pipeline, it is still a buyer's market and we expect this favorable investment environment to continue."
    A listen-only simulcast and replay of ResCare's third quarter conference call will be available on-line at www.rescare.com and www.earnings.com on November 3, 2005, beginning at 9:00 a.m. Eastern Time.
    ResCare, founded in 1974, offers services to some 41,000 people in 34 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The company is based in Louisville, Ky. More information about ResCare is available at www.rescare.com.
    From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports. Statements related to expected financial results are as of this date only and ResCare does not assume any responsibility to update these statements.




                             RESCARE, INC.
                    Unaudited Financial Highlights
                            (In thousands)

                            Three Months Ended    Nine Months Ended
                               September 30,         September 30,
                           --------------------  --------------------
                              2005      2004       2005       2004
                           ---------  ---------  ---------  ---------
Income Statement Data:
Revenues                    $279,421   $255,485   $807,723   $751,511
Facility and
 program expenses            248,911    228,608    721,554    674,203
                           ---------  ---------  ---------  ---------
  Facility and
   program contribution       30,510     26,877     86,169     77,308

Operating expenses:
 Corporate general
  and administrative          10,654      9,740     30,906     28,973
 Depreciation and
  amortization                 3,581      2,996     10,318      9,063
 Other expense                    82         48          3        798
                           ---------  ---------  ---------  ---------
  Total operating expenses    14,317     12,784     41,227     38,834
                           ---------  ---------  ---------  ---------
Operating income              16,193     14,093     44,942     38,474
Interest expense, net          4,633      4,882     13,690     14,922
                           ---------  ---------  ---------  ---------
Income before income taxes    11,560      9,211     31,252     23,552
Income tax expense             3,931      3,565     10,626      8,950
                           ---------  ---------  ---------  ---------
  Net income                  $7,629     $5,646    $20,626    $14,602
                           =========  =========  =========  =========

Net income (loss) income
 attributable to common
 shareholders (1)             $6,460     $4,748    $17,441      $(182)
                           =========  =========  =========  =========

Basic earnings (loss)
 per common share              $0.24      $0.19      $0.66     $(0.01)
                           =========  =========  =========  =========

Diluted earnings (loss)
 per common share              $0.24      $0.18      $0.65     $(0.01)
                           =========  =========  =========  =========

Weighted average number
 of common shares:
  Basic                       26,570     25,439     26,336     25,248
  Diluted                     27,235     26,629     27,014     25,248

EBITDA (2)                   $19,774    $17,089    $55,260    $47,537
EBITDAR (2)                   30,069     26,429     85,396     75,230

(1) Net income attributable to preferred shareholders for the quarter ended September 30, 2004, was $0.9 million. Net loss attributable to common shareholders for the nine months ended September 30, 2004, includes the non-cash beneficial conversion feature of $14.8 million, which relates to the closing of the sale of convertible preferred shares at a time when the market price of the common shares exceeded the contractually agreed upon conversion price per common share. The beneficial conversion feature decreases the net income attributable to common shareholders used in the calculation of basic and diluted net earnings per common share. Net income attributable to preferred shareholders for the quarter and nine months ended September 30, 2005, was $1.2 million and $3.2 million, respectively.

(2) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America. The items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance. Management routinely calculates and communicates EBITDA and EBITDAR and believes that they are useful to investors because they are commonly used as analytical indicators within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in our credit agreement. The following table sets forth a reconciliation of net income to EBITDA and EBITDAR.

                             RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                            Three Months Ended    Nine Months Ended
                               September 30,         September 30,
                           --------------------  --------------------
                              2005       2004       2005      2004
                           ---------  ---------  ---------  ---------
Net income as reported        $7,629     $5,646    $20,626    $14,602
Add: Interest, net             4,633      4,882     13,690     14,922
     Depreciation and
      amortization             3,581      2,996     10,318      9,063
     Income tax expense        3,931      3,565     10,626      8,950
                           ---------  ---------  ---------  ---------
EBITDA                        19,774     17,089     55,260     47,537

Add: Facility rent            10,295      9,340     30,136     27,693
                           ---------  ---------  ---------  ---------
EBITDAR                      $30,069    $26,429    $85,396    $75,230
                           =========  =========  =========  =========

                             RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                                                  Sept. 30,  Dec. 31,
                                                    2005       2004
                                                 ---------  ---------
Balance Sheet Data:
ASSETS
Cash and cash equivalents                          $23,092   $28,404
Short-term investments                              20,000    53,235
Accounts receivable, net                           159,881   138,202
Other current assets                                31,896    32,394
                                                  --------  --------
  Total current assets                             234,869   252,235
Property and equipment, net                         71,965    72,975
Goodwill                                           275,857   241,789
Other assets                                        22,229    19,667
                                                  --------  --------
                                                  $604,920  $586,666
                                                  ========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                               $134,870  $131,616
Other long-term liabilities                         20,873    19,009
Long-term debt                                     153,131   166,480
Shareholders' equity                               296,046   269,561
                                                  --------  --------
                                                  $604,920  $586,666
                                                  ========  ========

                                                   Nine Months Ended
                                                     September 30,
                                                 --------------------
                                                    2005       2004
                                                 ---------  ---------
Cash Flow Data:
Net income                                         $20,626    $14,602
Adjustments to reconcile net income to
 cash provided by operating activities:
  Depreciation and amortization                     10,318      9,063
  Amortization of deferred charges                     652        956
  Deferred income taxes, net                         1,052        810
  Provision for losses on accounts receivable        3,548      3,932
  Tax benefit from exercise of stock options         1,368      1,114
  Loss on sale of assets                               211       --
  Changes in operating assets and liabilities      (10,970)    18,448
                                                 ---------  ---------
   Cash provided by operating activities            26,805     48,925
                                                 ---------  ---------
Cash flows from investing activities:
 Net redemptions (purchases)
  of short-term investments                         33,235    (74,475)
 Purchases of property and equipment                (8,502)    (8,028)
 Acquisitions of businesses                        (31,975)    (6,214)
 Proceeds from sale of assets                           64         32
                                                 ---------  ---------
   Cash used in investing activities                (7,178)   (88,685)
                                                 ---------  ---------
Cash flows from financing activities:
 Net repayments of long-term debt                  (29,430)    (4,821)
 Proceeds received from exercise
  of stock options                                   4,491      3,962
 Net proceeds from issuance of preferred stock        --       46,609
                                                 ---------  ---------
   Cash (used in) provided
    by financing activities                        (24,939)    45,750
                                                 ---------  ---------
   (Decrease) increase in cash
    and cash equivalents                           $(5,312)    $5,990
                                                 =========  =========



    CONTACT: ResCare, Louisville
             Nel Taylor, 502-394-2100